Exhibit 99.2

N E W S   R E L E A S E

Atmel Announces Planned Retirement of Chief Financial Officer
SAN JOSE, CA, October 30, 2007 . . . Atmel® Corporation (NASDAQ: ATML) announced today that Robert Avery, Vice President, Finance and Chief Financial Officer, plans to retire during the first quarter of 2008. He will remain actively involved in the management of the company until his successor is appointed.
“Serving as CFO for Atmel has been a privilege and my decision to retire comes at a point when I look forward to devoting more time to my family and my many other personal interests” said Robert Avery. “I hope that my service over the years has contributed to the strong foundation from which the Company will continue to grow and profit and I plan to continue working closely with my colleagues to ensure a seamless transition. I am excited by the fresh focus and energy Steve Laub has brought to Atmel and am confident the new management team will lead the Company to continuing successes.”
Commenting on Avery’s retirement after a tenure of over 18 years, President and CEO Steve Laub said, “Bob has made extraordinary contributions and unwavering commitment to the service and benefit of Atmel. His integrity and leadership have been instrumental in helping build Atmel into an industry leader and more recently to transform Atmel to a higher growth and more profitable company. He has been an outstanding business partner. On behalf of the Board and other members of the management team, we thank him for his many contributions.”
The company has commenced a process to name his successor including a review of both internal and external candidates and expects to make an announcement during the first quarter of 2008.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.
Contact: Robert Pursel, Director of Investor Relations, (408) 487-2677